As filed with the Securities and Exchange Commission on January 5, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
 _________________________________________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANTEL MEDICAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	22-1760285
(State or other jurisdiction of incorporation)	(IRS Identification Number)

150 Clove Road	Little Falls	New Jersey	07424
(Address of principal executive offices)			(Zip code)

2020 EQUITY INCENTIVE PLAN
(Full Title of Plan)

George L. Fotiades
Chief Executive Officer
Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424
(Name and Address of Agent for Service)

973-890-7220
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Smaller reporting company	☐
Non-accelerated filer	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $.10 per share	2,003,935	$77.57	$155,445,238	$16,959.08
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of Common Stock reported on the New York Stock Exchange on January 4, 2021.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the instructions to Part I of Form S-8, the documents containing the information specified by Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a) The Annual Report on Form 10-K of Cantel Medical Corp. (the “Registrant”) for the fiscal year ended July 31, 2020 (the “Annual Report”);
(b) The Quarterly Report on Form 10-Q of the Registrant for the fiscal quarter ended October 31, 2020;
(c) The Current Reports on Form 8-K of the Registrant filed on August 3, 2020, September 8, 2020, November 19, 2020, and December 18, 2020;
(d) The information identified as incorporated by reference under items 10, 11, 12, 13, and 14 of Part III of the Annual Report from the Registrant’s definitive proxy statement relating to the Registrant’s annual meeting of stockholders on Schedule 14A filed with the Commission on November 18, 2020; and
(e) The description of the Registrant’s Common Stock, par value $0.10 per share (the “Common Stock”) contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on April 10, 1972, and including any amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Jeff Z. Mann, Esq. will issue an opinion regarding the validity of the Common Stock offered hereby. Mr. Mann is the Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Mann currently owns shares of Common Stock and is eligible to participate in the Registrant’s 2020 Equity Incentive Plan.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article Fifteenth of the Registrant’s Amended and Restated Certificate of Incorporation states that no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that Article Fifteenth does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Thirteenth of the Registrant’s Amended and Restated Certificate of Incorporation states that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any and all persons it has the power to indemnify under Section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145. The right to indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided under Article Thirteenth will not be deemed exclusive of any other rights of which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s By-laws, as amended, also provide that the Registrant’s directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by the DGCL.

The Registrant maintains insurance for the benefit of its directors and officers and the directors and officers of its subsidiaries, insuring such persons against certain liabilities, including liabilities arising under the securities laws. In addition, the Registrant has entered into Indemnification Agreements with certain of its directors and officers which provide for indemnification from liability to the full extent permitted by the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document
4.1	Registrant’s Restated Certificate of Incorporation, dated July 20, 1978. (Incorporated herein by reference to Exhibit 3(a) to Registrant’s 1981 Annual Report on Form 10-K.)
4.2	Certificate of Amendment of Certificate of Incorporation of Registrant, filed on February 16, 1982. (Incorporated herein by reference to Exhibit 3(b) to Registrant’s 1982 Annual Report on Form 10-K.)
4.3	Certificate of Amendment of Certificate of Incorporation of Registrant, filed on May 4, 1984. (Incorporated herein by reference to Exhibit 3(c) to Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 1984.)
4.4	Certificate of Amendment of Certificate of Incorporation of Registrant, filed on August 19, 1986. (Incorporated herein by reference to Exhibit 3(d) to Registrant’s 1986 Annual Report on Form 10-K.)
4.5	Certificate of Amendment of Certificate of Incorporation of Registrant, filed on December 12, 1986. (Incorporated herein by reference to Exhibit 3(e) to Registrant’s 1987 Annual Report on Form 10-K [the “1987 10-K”].)
4.6	Certificate of Amendment of Certificate of Incorporation of Registrant, filed on April 3, 1987. (Incorporated herein by reference to Exhibit 3(f) to Registrant’s 1987 10-K.)
4.7	Certificate of Change of Registrant, filed on July 12, 1988. (Incorporated herein by reference to Exhibit 3(g) to Registrant’s 1988 Annual Report on Form 10-K.)
4.8	Certificate of Amendment of Certificate of Incorporation of Registrant, filed on April 17, 1989. (Incorporated herein by reference to Exhibit 3(h) to Registrant’s 1989 Annual Report on Form 10-K.)
4.9
Certificate of Amendment of Certificate of Incorporation of Registrant, filed on May 10, 1999. (Incorporated herein by reference to Exhibit 3(i) to Registrant’s 2000 Annual Report on Form 10-K [the “2000 10-K”].)

4.10	Certificate of Amendment of Certificate of Incorporation of Registrant, filed on April 5, 2000. (Incorporated herein by reference to Exhibit 3(j) to Registrant’s 2000 10-K.)
4.11	Certificate of Amendment of Certificate of Incorporation of Registrant, filed on September 6, 2001. (Incorporated herein by reference to Exhibit 3(k) to Registrant’s 2001 Annual Report on Form 10-K.)
4.12	Certificate of Amendment of Certificate of Incorporation of Registrant, filed on June 7, 2002. (Incorporated herein by reference to Exhibit 3(l) to Registrant’s 2002 Annual Report on Form 10-K.)
4.13	Certificate of Amendment of Certificate of Incorporation of Registrant, filed on December 22, 2005. (Incorporated herein by reference to Exhibit 3(m) to Registrant’s 2006 Annual Report on Form 10-K.)
4.14	Certificate of Amendment of Certificate of Incorporation of Registrant, filed on January 14, 2013. (Incorporated herein by reference to Exhibit 3(n) to Registrant’s 2013 Annual Report on Form 10-K.)
4.15	Registrant’s By-Laws, as amended through January 3, 2018. (Incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on November 7, 2013.)
5	Opinion of Jeff Z. Mann, Esq., General Counsel of Registrant.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Jeff Z. Mann, Esq. (included in his opinion filed as Exhibit 5).
24	Power of Attorney (contained on the signature page to this Registration Statement).
99	Cantel Medical Corp. 2020 Equity Incentive Plan. (Incorporated herein by reference to Annex A of the Registrant’s definitive proxy statement relating to the Registrant’s annual meeting of stockholders on Schedule 14A filed with the Commission on November 18, 2020.)

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Falls, State of New Jersey, on January 5, 2021.

CANTEL MEDICAL CORP.

By:	/s/ George L. Fotiades
George L. Fotiades
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated. The undersigned officers and directors of the Registrant hereby severally constitute and appoint George L. Fotiades, Shaun M. Blakeman and Brian R. Capone, and each of them acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below any and all amendments or supplements to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this Registration Statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

/s/George L. Fotiades	Date:	January 5, 2021
George L. Fotiades, a Director and Chief Executive Officer (Principal Executive Officer)

/s/Shaun M. Blakeman	Date:	January 5, 2021
Shaun M. Blakeman, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/Brian R. Capone	Date:	January 5, 2021
/s/Brian R. Capone, Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/Charles M. Diker	Date:	January 5, 2021
Charles M. Diker, Director and Chairman of the Board

/s/Alan R. Batkin	Date:	January 5, 2021
Alan R. Batkin, Lead Independent Director

/s/Ann E. Berman	Date:	January 5, 2021
Ann E. Berman, Director

/s/ Mark N. Diker	Date:	January 5, 2021
Mark N. Diker, Director

/s/Anthony B. Evnin	Date:	January 5, 2021
Anthony B. Evnin, Director

/s/ Laura L. Forese	Date:	January 5, 2021
Laura L. Forese, Director

/s/Ronnie Myers	Date:	January 5, 2021
Ronnie Myers, Director

/s/Karen N. Prange	Date:	January 5, 2021
Karen N. Prange, Director

/s/Peter J. Pronovost	Date:	January 5, 2021
Peter J. Pronovost, Director